Exhibit 4.3

AMENDED AND RESTATED WARRANT AGREEMENT

between

HAMMERHEAD ENERGY INC.,

COMPUTERSHARE INC.,

and

COMPUTERSHARE TRUST COMPANY, N.A.

Dated as of [•], 2023

THIS AMENDED AND RESTATED WARRANT AGREEMENT (this “Agreement”), dated as of [•], 2023, is by and among Hammerhead Energy Inc., an Alberta corporation (the “Company” or “New SPAC”), Computershare Inc., a Delaware corporation (“Computershare”), and its affiliate, Computershare Trust Company, N.A., a federally chartered trust company (together with Computershare, collectively, the “Warrant Agent”).

WHEREAS, in connection with the initial public offering (“DCRD IPO”) of units and simultaneous private placement of warrants of Decarbonization Plus Acquisition Corporation IV, a Cayman Islands exempted company (“DCRD”), DCRD engaged the Continental Stock Transfer & Trust Company, a New York corporation (“Continental”) to act on behalf of DCRD in connection with the issuance, registration, transfer, exchange, redemption and exercise of DCRD’s warrants on the terms and conditions set forth in the Warrant Agreement, dated as of August 10, 2021, between DCRD and Continental (the “Prior Agreement”).

WHEREAS, pursuant to the Business Combination Agreement, dated as of September 25, 2022 (as may be amended from time to time, the “Business Combination Agreement”), by and among DCRD, Hammerhead Resources Inc., an Alberta corporation, Hammerhead Energy Inc., an Alberta corporation (prior to the SPAC Amalgamation (as defined below), “NewCo”), and 2453729 Alberta ULC, an Alberta unlimited liability corporation, the parties consummated a business combination on or about the date hereof (the “Business Combination”) pursuant to which, among other things, DCRD amalgamated with NewCo on or about the date hereof (the “SPAC Amalgamation”) and formed New SPAC;

WHEREAS, in connection with the SPAC Amalgamation and pursuant to the Business Combination Agreement, each warrant to purchase shares of DCRD’s Class A ordinary shares, including (a) 15,812,000 warrants sold to the public in the DCRD IPO (the “DCRD Public Warrants”) and (b) 12,737,500 warrants issued to Decarbonization Plus Acquisition Sponsor IV LLC, a Cayman Islands limited liability company (“DCRD Sponsor”), and certain of DCRD’s independent directors in connection with the DCRD IPO (the “DCRD Private Placement Warrants” and, together with the DCRD Public Warrants the “DCRD Warrants”), were exchanged for warrants to purchase an equal number of Class A common shares in the authorized share capital of New SPAC (“New SPAC Class A Common Shares”) (as exchanged, such DCRD Public Warrants being referred to as “Public Warrants,” such DCRD Private Placement Warrants being referred to as “Private Placement Warrants” and such SPAC Warrants being referred to as “Warrants”);

WHEREAS, NewCo, DCRD, Continental, and the Warrant Agent entered into that certain Assignment and Assumption Agreement (the “Assignment and Assumption Agreement”), dated on or about the date hereof, pursuant to which, in accordance with Section 8.2 and Section 9.1 of the Prior Agreement, (i) New SPAC was substituted for DCRD in the Prior Agreement and became obligated to perform all of the duties of DCRD under the Prior Agreement and (ii) the Warrant Agent was substituted for Continental in the Prior Agreement and became obligated to perform all of the duties of Continental under the Prior Agreement;

WHEREAS, for the purpose of curing any ambiguity as to whether the Prior Agreement applies to the Warrants following the closing of the transactions contemplated by the Business Combination Agreement (the “Closing”), New SPAC and the Warrant Agent agree that the Prior Agreement is hereby amended and restated in its entirety in accordance with the terms hereof pursuant to Section 9.8 of the Prior Agreement, and, with effect from and following the Closing, this Agreement shall apply, and the terms of the Prior Agreement shall cease to apply, to the Warrants; and,

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when, if a physical certificate is issued, executed on behalf of New SPAC and countersigned by or on behalf of the Warrant Agent, as provided herein, the valid, binding and legal obligations of New SPAC, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1. Appointment of Warrant Agent. New SPAC hereby appoints the Warrant Agent to act as agent for New SPAC for the Warrants, and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the express terms and conditions set forth in this Agreement.

2. Warrants.

2.1 Form of Warrant. Each Warrant shall be issued in registered form only and initially issued in book-entry form.

2.2 Effect of Countersignature. If a physical certificate is issued, unless and until countersigned in manual, facsimile or other electronic form by the Warrant Agent pursuant to this Agreement, such physical certificated Warrant shall be invalid and of no effect and may not be exercised by the holder thereof.

2.3 Registration.

2.3.1 Warrant Register. The Warrant Agent shall maintain books (the “Warrant Register”), for the registration of original issuance and the registration of transfer of the Warrants. Upon the initial issuance of the Warrants in book-entry form, the Warrant Agent shall issue and register the Warrants in the names of the respective holders thereof in such denominations and otherwise in accordance with instructions delivered to the Warrant Agent by New SPAC. Ownership of beneficial interests in the Public Warrants shall be shown on, and the transfer of such ownership shall be effected through, records maintained by institutions that have accounts with The Depository Trust Company (“DTC”) (such institution, with respect to a Warrant in its account, a “Participant”).

If DTC subsequently ceases on or after the date hereof to make its book-entry settlement system available for the Public Warrants, New SPAC may instruct the Warrant Agent regarding making other arrangements for book-entry settlement. In the event that the Public Warrants are not eligible for, or it is no longer necessary to have the Public Warrants available in, book-entry form, the Warrant Agent shall provide written instructions to DTC to deliver to the Warrant Agent for cancellation each book-entry Public Warrant, and New SPAC shall instruct the Warrant Agent to deliver to DTC definitive certificates in physical form evidencing such Warrants (“Definitive Warrant Certificates”) which shall be in the form annexed hereto as Exhibit A.

Physical certificates, if issued, shall be signed by, or bear the facsimile signature of, the Chairman of the board of directors of New SPAC (the “Board”), Chief Executive Officer, Chief Financial Officer, Secretary or other principal officer of New SPAC. In the event the person whose facsimile signature has been placed upon any Warrant shall have ceased to serve in the capacity in which such person signed the Warrant before such Warrant is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance.

2.3.2 Registered Holder. Prior to due presentment for registration of transfer of any Warrant, New SPAC and the Warrant Agent may deem and treat the person or entity in whose name such Warrant is registered in the Warrant Register (the “Registered Holder”) as the absolute owner of such Warrant and of each Warrant represented thereby (notwithstanding any notation of ownership or other writing on any physical certificate made by anyone other than the Warrant Agent), for the purpose of any exercise thereof, and for all other purposes, and neither New SPAC nor the Warrant Agent shall be affected by any notice to the contrary.

2.4 [Reserved.]

2.5 Fractional Warrants. New SPAC shall not issue fractional Warrants. If a holder of Warrants would be entitled to receive a fractional Warrant, New SPAC shall round down to the nearest whole number the number of Warrants to be issued to such holder.

2.6 Private Placement Warrants. The Private Placement Warrants shall be identical to the Public Warrants, except that so long as they are held by the Purchasers or any of their Permitted Transferees (as defined below), the Private Placement Warrants: (i) may be exercised for cash or on a cashless basis, pursuant to subsection 3.3.1(c) hereof; (ii) may not be transferred, assigned or sold until thirty (30) days after the date hereof; and (iii) shall not be redeemable by New SPAC; provided, however, that in the case of clause (ii), the Private Placement Warrants and any New SPAC Class A Common Shares held by a Purchaser or a Permitted Transferee and issued upon exercise of the Private Placement Warrants may be transferred by the holders thereof:

(a) to New SPAC’s officers or directors, any affiliates or family members of any of New SPAC’s officers or directors, any member(s) of the DCRD Sponsor or their affiliates, or any affiliates of the DCRD Sponsor;

(b) in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family, an affiliate of such person or to a charitable organization;

(c) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual;

(d) in the case of an individual, pursuant to a qualified domestic relations order;

(e) by virtue of Cayman Islands law, as applicable, or DCRD Sponsor’s operating agreement upon dissolution of the DCRD Sponsor;

(f) in the event of New SPAC’s completion of a liquidation, merger, share exchange, restructuring or other similar transaction which results in all of New SPAC’s shareholders having the right to exchange their New SPAC Class A Common Shares for cash, securities or other property; provided, however, that, in the case of clauses (a) through (e), these transferees (the “Permitted Transferees”) must enter into a written agreement with New SPAC agreeing to be bound by the transfer restrictions in this Agreement.

3. Terms and Exercise of Warrants.

3.1 Warrant Price. Each whole Warrant shall, when countersigned by the Warrant Agent, entitle the Registered Holder thereof, subject to the provisions of such Warrant and of this Agreement, to purchase from New SPAC the number of New SPAC Class A Common Shares stated therein, at the price of $11.50 per New SPAC Class A Common Share, subject to the adjustments provided in Section 4 hereof and in the penultimate sentence of this Section 3.1. The term “Warrant Price” as used in this Agreement shall mean the price per share at which New SPAC Class A Common Shares may be purchased at the time a Warrant is exercised. New SPAC in its sole discretion may lower the Warrant Price at any time prior to the Expiration Date (as defined below) for a period of not less than twenty (20) Business Days (as defined below), provided that New SPAC shall provide at least twenty (20) days prior written notice of such reduction to the Warrant Agent and Registered Holders of the Warrants and, provided further that any such reduction shall be identical among all of the Warrants. For the purposes of this Agreement, a “Business Day” shall mean a day, other than a Saturday, Sunday or federal holiday, on which banks in New York City are generally open for normal business.

3.2 Duration of Warrants. A Warrant may be exercised only during the period (the “Exercise Period”) (A) commencing on [•], 20231 and (B) terminating at 5:00 p.m., New York City time on the earlier to occur of: (x) the date that is five (5) years after the date hereof and (y) other than with respect to the Private Placement Warrants then held by the Purchasers or their Permitted Transferees (an “Inapplicable Redemption”), the Redemption Date (as defined below) as provided in Section 6.3 hereof (the “Expiration Date”); provided, however, that the exercise of any Warrant shall be subject to the satisfaction of any applicable conditions, as set forth in subsection 3.3.2 below with respect to an effective registration statement. Except with respect to the right to receive the Redemption Price (as defined below) (other than with respect to a Private Placement Warrant then held by the Purchasers or a Permitted Transferee) in the event of a redemption (as set forth in Section 6 hereof), each Warrant (other than a Private Placement Warrant then held by a Purchaser or a Permitted Transferee) not exercised on or before the Expiration Date shall become null and void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at 5:00 p.m., New York City time on the Expiration Date. New SPAC in its sole discretion may extend the duration of the Warrants by delaying the Expiration Date; provided that New SPAC shall provide at least twenty (20) days prior written notice of any such extension to the Warrant Agent and Registered Holders of the Warrants and, provided further that any such extension shall be identical in duration among all the Warrants.

3.3 Exercise of Warrants.

3.3.1 Payment. Subject to the provisions of the Warrant and this Agreement, a Warrant, when countersigned by the Warrant Agent, may be exercised by the Registered Holder thereof by surrendering it, at the office designated for such purpose, (i) the Definitive Warrant Certificate evidencing the Warrants to be exercised, or, in the case of a Warrant in book-entry form, the Warrants to be exercised on the record of DTC to an account of the Warrant Agent at DTC designated for such purposes in writing by the Warrant Agent to DTC from time to time, (ii) an election to purchase (as set forth on the Warrant) any New SPAC Class A Common Shares pursuant to the exercise of a Warrant, properly completed and duly executed by the Registered Holder on the reverse of the Definitive Warrant Certificate accompanied by a signature guarantee or, in the case of a Warrant in book-entry form, properly delivered by the Participant in accordance with DTC’s procedures, and (iii) the payment in full the Warrant Price for each full New SPAC Class A Common Shares as to which the Warrant is exercised and any and all applicable taxes due in connection with the exercise of the Warrant, the exchange of the Warrant for the New SPAC Class A Common Share and the issuance of such New SPAC Class A Common Shares, as follows:

(a) in lawful money of the United States, by wire transfer, in good certified check or good bank draft payable to the Warrant Agent;

(b) [reserved];

(c) with respect to any Private Placement Warrant, so long as such Private Placement Warrant is held by a Purchaser or a Permitted Transferee, or New SPAC’s officers and directors, by surrendering the Warrants in exchange for a number of New SPAC Class A Common Shares equal to the quotient obtained by dividing (i) the product of (A) the number of New SPAC Class A Common Shares underlying the Warrants and (B) the excess of the “Fair Market Value,” as defined in this subsection 3.3.1(c), over the exercise price of the Warrants by (ii) the Fair Market Value. Solely for purposes of this subsection 3.3.1(c), the “Fair Market Value” shall mean the average last reported sale price of the New SPAC Class A Common Shares as reported for the ten (10) trading days ending on the third (3rd) trading day prior to the date on which notice of exercise of the Private Placement Warrant is sent to the Warrant Agent; or

(d) as provided in Section 6.2 hereof with respect to a Make-Whole Exercise; or

(e) as provided in Section 7.4 hereof.

3.3.2 Issuance of New SPAC Class A Common Shares on Exercise. As soon as practicable after the exercise of any Warrant and the clearance of the funds in payment of the Warrant Price (if payment is pursuant to subsection 3.3.1(a)), New SPAC shall issue to the Registered Holder of such Warrant a book-entry position or certificate, as applicable, for the number of full New SPAC Class A Common Shares to which he, she or it is entitled, registered in such name or names as may be directed by him, her or it on the register of members of New SPAC, and if such Warrant shall not have been exercised in full, a new book-entry position or countersigned Warrant, as applicable, for the number of New SPAC Class A Common Shares as to which such Warrant shall not have been exercised. Notwithstanding the foregoing, New SPAC shall not be obligated to deliver any New SPAC

[1]	Note to Draft: To be 30 days following the Closing.

Class A Common Shares pursuant to the exercise of a Warrant and shall have no obligation to settle such Warrant exercise unless a registration statement under the Securities Act with respect to the New SPAC Class A Common Shares underlying the Public Warrants is then effective and a prospectus relating thereto is current, subject to New SPAC’s satisfying its obligations under Section 7.4 hereof. No Warrant shall be exercisable and New SPAC shall not be obligated to issue New SPAC Class A Common Shares upon exercise of a Warrant unless the New SPAC Class A Common Shares issuable upon such Warrant exercise has been registered, qualified or deemed to be exempt from registration or qualification under the securities laws of the state of residence of the Registered Holder of the Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Warrant, the holder of such Warrant shall not be entitled to exercise such Warrant and such Warrant may have no value and expire without value to the holder, in which case the purchaser of a Unit containing such Public Warrants shall have paid the full purchase price for the Unit solely for the New SPAC Class A Common Shares underlying such Unit. In no event will New SPAC be required to net cash settle the Warrant exercise. New SPAC may require holders of Public Warrants to settle the Warrant on a “cashless basis” pursuant to Section 7.4 hereof. If, by reason of any exercise of Warrants on a “cashless basis,” the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in an New SPAC Class A Common Share, New SPAC shall round down to the nearest whole number the number of New SPAC Class A Common Shares to be issued to such holder. New SPAC shall calculate and transmit to the Warrant Agent, and the Warrant Agent shall have no obligation under this Agreement to calculate, such fractional interest. The number of New SPAC Common Shares to be issued on such exercise will be determined by New SPAC (with written notice thereof to the Warrant Agent) and the Warrant Agent shall have no duty or obligation to investigate or confirm whether New SPAC’s determination of the number of New SPAC Class A Common Shares to be issued on such exercise, is accurate or correct.

3.3.3 Valid Issuance. All New SPAC Class A Common Shares issued upon the proper exercise of a Warrant in conformity with this Agreement shall be validly issued, fully paid and non-assessable.

3.3.4 Date of Issuance. Each person or entity in whose name any book-entry position or certificate, as applicable, for New SPAC Class A Common Shares is issued and who is registered in the register of members of New SPAC shall for all purposes be deemed to have become the holder of record of such New SPAC Class A Common Shares on the date on which the Warrant, or book-entry position representing such Warrant, was surrendered and payment of the Warrant Price was made, irrespective of the date of delivery of such certificate in the case of a certificated Warrant, except that, if the date of such surrender and payment is a date when the register of members of New SPAC or book-entry system of the Warrant Agent are closed, such person or entity shall be deemed to have become the holder of such New SPAC Class A Common Shares at the close of business on the next succeeding date on which the share transfer books or book-entry system are open.

3.3.5 Maximum Percentage. A holder of a Warrant may notify New SPAC in writing in the event it elects to be subject to the provisions contained in this subsection 3.3.5; however, no holder of a Warrant shall be subject to this subsection 3.3.5 unless he, she or it makes such election. If the election is made by a holder, the Warrant Agent shall not effect the exercise of the holder’s Warrant, and such holder shall not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the Warrant Agent’s actual knowledge, would beneficially own in excess of 9.8% or such other amount as the holder may specify (the “Maximum Percentage”) of the New SPAC Class A Common Shares outstanding immediately after giving effect to such exercise. For purposes of the foregoing sentence, the aggregate number of New SPAC Class A Common Shares beneficially owned by such person and its affiliates shall include the number of New SPAC Class A Common Shares issuable upon exercise of the Warrant with respect to which the determination of such sentence is being made, but shall exclude New SPAC Class A Common Shares that would be issuable upon (x) exercise of the remaining, unexercised portion of the Warrant beneficially owned by such person and its affiliates and (y) exercise or conversion of the unexercised or unconverted portion of any other securities of New SPAC beneficially owned by such person and its affiliates (including, without limitation, any convertible notes or convertible preferred shares or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For purposes of the Warrant, in determining the number of outstanding New SPAC Class A Common Shares, the holder may rely on the number of outstanding New SPAC Class A Common Shares as reflected in (1) New SPAC’s most recent Annual Report on Form 20-F, Current Report on Form 6-K or other public filing with the SEC as the case may be, (2) a more recent public announcement by New SPAC or (3) any other notice by New SPAC or Computershare Inc. and Computershare Trust Company, N.A., jointly, in their capacity as the transfer agent for the New SPAC Class A Common Shares (the “Transfer Agent”) setting forth the number of New SPAC Class A Common Shares outstanding. For any reason at any time, upon the written request of the holder of the Warrant, New SPAC shall, within two (2) Business Days, confirm orally and in writing to such holder the number of New SPAC Class A Common Shares then outstanding. In any case, the number of issued and outstanding New SPAC Class A Common Shares shall be determined after giving effect to the conversion or exercise of equity securities of New SPAC by the holder and its affiliates since the date as of which such number of issued and outstanding New SPAC Class A Common Shares was reported. By written notice to New SPAC, the holder of a Warrant may from time to time increase or decrease the Maximum Percentage applicable to such holder to any other percentage specified in such notice; provided, however, that any such increase shall not be effective until the sixty-first (61st) day after such notice is delivered to New SPAC.

3.3.6 Cost Basis Information.

(a) In the event of a cash exercise, the Company hereby instructs the Warrant Agent to record cost basis for newly issued shares in a manner to be subsequently communicated by the Company in writing to the Warrant Agent.

(b) In the event of a cashless exercise, the Company shall provide cost basis for shares issued pursuant to a cashless exercise at the time the Company confirms the number of Warrant Shares issuable in connection with the cashless exercise to the Warrant Agent pursuant to Section 3.3.1 hereof.

4. Adjustments.

4.1 Share Dividends.

4.1.1 Subdivisions. If after the date hereof, and subject to the provisions of Section 4.6 below, the number of issued and outstanding New SPAC Class A Common Shares is increased by a capitalization or share dividend payable in New SPAC Class A Common Shares, or by a subdivision of New SPAC Class A Common Shares or other similar event, then, on the effective date of such share capitalization, dividend, subdivision or similar event, the number of New SPAC Class A Common Shares issuable on exercise of each Warrant shall be increased in proportion to such increase in the issued and outstanding New SPAC Class A Common Shares. A rights offering to holders of the New SPAC Class A Common Shares entitling holders to purchase New SPAC Class A Common Shares at a price less than the “Fair Market Value” (as defined below) shall be deemed a share dividend of a number of New SPAC Class A Common Shares equal to the product of (i) the number of New SPAC Class A Common Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for the New SPAC Class A Common Shares) multiplied by (ii) one (1) minus the quotient of (x) the price per New SPAC Class A Common Share paid in such rights offering divided by (y) the Fair Market Value. For purposes of this subsection 4.1.1, (i) if the rights offering is for securities convertible into or exercisable for New SPAC Class A Common Shares, in determining the price payable for New SPAC Class A Common Shares, there shall be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “Fair Market Value” means the average last reported sale price of the New SPAC Class A Common Shares as reported for the ten (10) trading day period ending on the trading day prior to the first date on which the New SPAC Class A Common Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights. No New SPAC Class A Common Shares shall be issued at less than their par value.

4.1.2 Extraordinary Dividends. If New SPAC, at any time while the Warrants are outstanding and unexpired, shall pay a dividend or make a distribution in cash, securities or other assets to the holders of the New SPAC Class A Common Shares on account of such New SPAC Class A Common Shares (or other shares of New SPAC into which the Warrants are convertible), other than (a) as described in subsection 4.1.1 above and (b) Ordinary Cash Dividends (as defined below)(any such non-excluded event being referred to herein as an “Extraordinary Dividend”), then the Warrant Price shall be decreased, effective immediately after the effective date of such Extraordinary Dividend, by the amount of cash and/or the fair market value (as determined by New SPAC’s board of directors (the “Board”), in good faith) of any securities or other assets paid on each New SPAC Class A Common Share in respect of such Extraordinary Dividend. For purposes of this subsection 4.1.2, “Ordinary Cash Dividends” means any cash dividend or cash distribution which, when combined on a per share basis, with the per share amounts of all other cash dividends and cash distributions paid on the New SPAC Class A Common Shares during the 365-day period ending on the date of declaration of such dividend or distribution (as adjusted to appropriately reflect any of the events referred to in other subsections of this Section 4 and excluding cash dividends or cash distributions that resulted in an adjustment to the Warrant Price or to the number of New SPAC Class A Common Shares issuable on exercise of each Warrant) does not exceed $0.50.

4.2 Aggregation of Shares. If after the date hereof, and subject to the provisions of Section 4.6 hereof, the number of issued and outstanding New SPAC Class A Common Shares is decreased by a consolidation, combination, reverse share subdivision or reclassification of New SPAC Class A Common Shares or other similar event, then, on the effective date of such consolidation, combination, reverse share subdivision, reclassification or similar event, the number of New SPAC Class A Common Shares issuable on exercise of each Warrant shall be decreased in proportion to such decrease in issued and outstanding New SPAC Class A Common Shares.

4.3 Adjustments in Exercise and Redemption Trigger Prices. Whenever the number of New SPAC Class A Common Shares purchasable upon the exercise of the Warrants is adjusted, as provided in subsection 4.1.1 or Section 4.2 above, the Warrant Price shall be adjusted (to the nearest cent) by multiplying such Warrant Price immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of New SPAC Class A Common Shares purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which shall be the number of New SPAC Class A Common Shares so purchasable immediately thereafter.

4.4 Replacement of Securities upon Reorganization, etc. In case of any reclassification or reorganization of the issued and outstanding New SPAC Class A Common Shares (other than a change under subsections 4.1.1 or 4.1.2 or Section 4.2 hereof or that solely affects the par value of such New SPAC Class A Common Shares), or in the case of any merger or consolidation of New SPAC with or into another corporation or other entity (other than a consolidation or merger in which New SPAC is the continuing corporation and that does not result in any reclassification or reorganization of the issued and outstanding New SPAC Class A Common Shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of New SPAC as an entirety or substantially as an entirety in connection with which New SPAC is dissolved, the holders of the Warrants shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the New SPAC Class A Common Shares of New SPAC immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised his, her or its Warrant(s) immediately prior to such event (the “Alternative Issuance”); provided, however, that (i) if the holders of the New SPAC Class A Common Shares were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets constituting the Alternative Issuance for which each Warrant shall become exercisable shall be deemed to be the weighted average of the kind and amount received per share by the holders of the New SPAC Class A Common Shares in such consolidation or merger that affirmatively make such election, and (ii) if a tender, exchange or redemption offer shall have been made to and accepted by the holders of the New SPAC Class A Common Shares under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act (or any successor rule)) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act (or any successor rule)) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act (or any successor rule)) more than 50% of the outstanding New SPAC Class A Common Shares, the holder of a Warrant shall be entitled to receive as the Alternative Issuance, the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such Warrant holder had exercised the Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the New SPAC Class A Common Shares held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in this Section 4; provided further, that if less than 70% of the consideration receivable by the holders of the New SPAC Class A Common Shares in the applicable event is payable in the form of New SPAC Class A Common Shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the Registered Holder properly exercises the Warrant within thirty (30) days following the public disclosure of the consummation of such applicable event by New SPAC pursuant to a Current Report on Form 6-K filed with the SEC, the Warrant Price shall be reduced by an amount (in dollars) equal to the difference of (i) the Warrant Price in effect prior to such reduction minus (ii) (A) the Per Share Consideration (as defined below) (but in no event less than zero) minus (B) the Black-Scholes Warrant Value (as defined below). The “Black-Scholes Warrant Value” means the value of a Warrant immediately prior to the consummation of the applicable event based on the Black-Scholes Warrant Model for a Capped American Call on Bloomberg Financial Markets (“Bloomberg”). For purposes of calculating such amount, (1) Section 6 of this Agreement shall be taken into account, (2) the price of each New SPAC Class A Common Share shall be the volume weighted average last reported trading price of the New SPAC Class A Common Shares as reported during the ten (10) trading day period ending on the trading day prior to the effective date of the applicable event, (3) the assumed volatility shall be the ninety (90) day volatility obtained from the HVT function on Bloomberg determined as of the trading day immediately prior to the day of the announcement of the applicable event and (4) the assumed risk-free interest rate shall correspond to the U.S. Treasury rate for a period equal to the remaining term of the Warrant. “Per Share Consideration” means (i) if the consideration paid to holders of the New SPAC Class A Common Shares consists exclusively of cash, the amount of such cash per New SPAC Class A Common Share, and (ii) in all other cases, the volume weighted average last reported trading price of the New SPAC Class A Common Shares as reported during the ten (10) trading day period ending on the trading day prior to the effective date of the applicable event. If any reclassification or reorganization also results in a change in New SPAC Class A Common Shares covered by subsection 4.1.1 hereof, then such adjustment shall be made pursuant to subsection 4.1.1 or Sections 4.2, 4.3 and this Section 4.4. The provisions of this Section 4.4 shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers. In no event will the Warrant Price be reduced to less than the par value per New SPAC Class A Common Share issuable upon exercise of the Warrant.

4.5 Notices of Changes in Warrant. Upon every adjustment of the Warrant Price or the number of New SPAC Class A Common Shares issuable upon exercise of a Warrant, New SPAC shall give written notice thereof to the Warrant Agent, which notice shall state the Warrant Price resulting from such adjustment and the increase or decrease, if any, in the number of New SPAC Class A Common Shares purchasable at such price upon the exercise of a Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon the occurrence of any event specified in Sections 4.1, 4.2, 4.3 or 4.4 hereof, New SPAC shall give written notice of the occurrence of such event to each holder of a Warrant, at the last address set forth for such holder in the Warrant Register, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event. The Warrant Agent shall be fully protected in relying on any such notice and on any adjustment therein contained and shall have no duty or liability with respect to, and shall not be deemed to have knowledge of, such adjustment unless and until it shall have received such notice.

4.6 No Fractional Shares. Notwithstanding any provision contained in this Agreement to the contrary, New SPAC shall not issue fractional New SPAC Class A Common Shares upon the exercise of Warrants. If, by reason of any adjustment made pursuant to this Section 4, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in an New SPAC Class A Common Share, New SPAC shall, upon such exercise, round down to the nearest whole number of New SPAC Class A Common Shares to be issued to such holder.

4.7 Form of Warrant. The form of Warrant need not be changed because of any adjustment pursuant to this Section 4, and Warrants issued after such adjustment may state the same Warrant Price and the same number of New SPAC Class A Common Shares as is stated in the Warrants initially issued pursuant to this Agreement; provided, however, that New SPAC may at any time in its sole discretion make any change in the form of Warrant that New SPAC may deem appropriate and that does not affect the substance thereof, and any Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant or otherwise, may be in the form as so changed.

4.8 Other Events. In case any event shall occur affecting New SPAC as to which none of the provisions of the preceding subsections of this Section 4 are strictly applicable, but which would require an adjustment to the terms of the Warrants in order to (i) avoid an adverse impact on the Warrants and (ii) effectuate the intent and purpose of this Section 4, then, in each such case, New SPAC shall appoint a firm of independent public accountants or investment banking or other appraisal firm of recognized national standing, which shall give its opinion as to whether or not any adjustment to the rights represented by the Warrants is necessary to effectuate the intent and purpose of this Section 4 and, if they determine that an adjustment is necessary, the terms of such adjustment. New SPAC shall adjust the terms of the Warrants in a manner that is consistent with any adjustment recommended in such opinion.

5. Transfer and Exchange of Warrants.

5.1 Registration of Transfer. The Warrant Agent shall register the transfer, from time to time, of any outstanding Warrant upon the Warrant Register, upon surrender of such Warrant for transfer, properly completed and duly executed by the Registered Holder or by its duly authorized attorney, accompanied by a guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Agents Medallion Program or other comparable “signature guarantee program.” Upon any such transfer, a new Warrant representing an equal aggregate number of Warrants shall be issued and the old Warrant shall be cancelled by the Warrant Agent. In the case of certificated Warrants, the Warrants so cancelled shall be delivered by the Warrant Agent to New SPAC from time to time upon request.

5.2 Procedure for Surrender of Warrants. Warrants may be surrendered to the Warrant Agent, together with a written request for exchange or transfer, and thereupon the Warrant Agent shall issue in exchange therefor one or more new Warrants as requested by the Registered Holder of the Warrants so surrendered, representing an equal aggregate number of Warrants; provided, however, that in the event that a Warrant surrendered for transfer bears a restrictive legend (as in the case of the Private Placement Warrants), the Warrant Agent shall not cancel such Warrant and issue new Warrants in exchange thereof until the Warrant Agent has received an opinion of counsel for New SPAC stating that such transfer may be made and indicating whether the new Warrants must also bear a restrictive legend.

5.3 Transfers of Fractions of Warrants. The Warrant Agent shall not be required to effect any registration of transfer or exchange of Warrants which would require the issuance of a warrant certificate or book-entry position for a fraction of a warrant.

5.4 Service Charges. No service charge shall be made for any exchange or registration of transfer of Warrants.

5.5 Warrant Execution and Countersignature. The Warrant Agent is hereby authorized to countersign and to deliver, in accordance with the terms of this Agreement, the Warrants required to be issued pursuant to the provisions of this Section 5, and New SPAC, whenever required by the Warrant Agent, shall supply the Warrant Agent with Warrants duly executed on behalf of New SPAC for such purpose.

6. Redemption.

6.1 Redemption of Warrants for Cash When the Price Per New SPAC Class A Common Share Equals or Exceeds $18.00. Subject to Section 6.5 hereof, not less than all of the outstanding Warrants may be redeemed, at the option of New SPAC, at any time while they are exercisable and prior to their expiration, at the office of the Warrant Agent, upon notice to the Registered Holders of the Warrants, as described in Section 6.3 below, at a Redemption Price (as defined below) of $0.01 per Warrant, provided that the last reported sale price of the New SPAC Class A Common Shares has been at least $18.00 per New SPAC Class A Common Share (subject to adjustment in compliance with Section 4 hereof), on each of twenty (20) trading days within the thirty (30) trading-day period ending on the third (3rd) trading day prior to the date on which notice of the redemption is given and provided that there is an effective registration statement covering the New SPAC Class A Common Shares issuable upon exercise of the Warrants, and a current prospectus relating thereto, available throughout the 30-day Redemption Period (as defined in Section 6.3 below) or New SPAC has elected to require the exercise of the Warrants on a “cashless basis” pursuant to Section 7.4 hereof.

6.2 Redemption of Warrants for New SPAC Class A Common Shares When the Price Per New SPAC Class A Common Share Equals or Exceeds $10.00. Subject to Section 6.5 hereof, not less than all of the outstanding Warrants may be redeemed, at the option of New SPAC, at any time while they are exercisable and prior to their expiration, at the office of the Warrant Agent, upon notice to the Registered Holders of the Warrants, (i) as described in Section 6.3 below, (ii) at a Redemption Price of $0.10 per Warrant upon a minimum of thirty (30) days prior written notice of redemption provided that during the 30-day Redemption Period Registered Holders will be able to exercise their Warrants on a cashless basis prior to the redemption and receive that number of New SPAC Class A Common Shares determined by reference to the table below, based on the Redemption Date and the “Fair Market Value” (as such term is defined in this Section 6.2) of the New SPAC Class A Common Shares, and (iii) if, and only if, the last reported sale price of the New SPAC Class A Common Shares equals or exceeds $10.00 per New SPAC Class A Common Share (subject to adjustment in compliance with Section 4 hereof) on the trading day prior to the date on which New SPAC sends the notice of redemption to the Registered Holders. During the 30-day Redemption Period in connection with a redemption pursuant to this Section 6.2, Registered Holders of the Warrants may elect to exercise their Warrants on a “cashless basis” pursuant to subsection 3.3.1 hereof and receive a number of New SPAC Class A Common Shares determined by reference to the table below, based on the Redemption Date (as defined below) and the “Fair Market Value” (as such term is defined in this Section 6.2) (a “Make-Whole Exercise”). Solely for purposes of this Section 6.2 the “Fair Market Value” shall mean the average last reported sale price of the New SPAC Class A Common Shares for the ten (10) trading days immediately following the date on which the notice of redemption pursuant to this Section 6.2 is sent to the Registered Holders. In connection with any redemption pursuant to this Section 6.2, New SPAC shall provide the Registered Holders with the Fair Market Value no later than one (1) Business Day after the ten (10) trading day period described in the definition of “Fair Market Value” above ends.

Redemption Date	Fair Market Value of New SPAC Class A Common Shares
(period to expiration of warrants)	≤$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	≥$18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.318	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

If the exact Fair Market Value and Redemption Date (as defined in this Section 6.2) are between two values in the table above or the Redemption Date is between two redemption dates in the table above, the number of New SPAC Class A Common Shares to be issued for each Warrant exercised in a Make-Whole Exercise shall be determined by a straight-line interpolation between the number of shares set forth for the higher and lower Fair Market Values and the earlier and later redemption dates, as applicable, based on a 365-day year.

The share prices set forth in the column headings of the table above shall be adjusted as of any date on which the number of New SPAC Class A Common Shares issuable upon exercise of a Warrant is adjusted pursuant to Section 4 hereof. The adjusted share prices in the column headings shall equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of New SPAC Class A Common Shares deliverable upon exercise of a Warrant immediately prior to such adjustment and the denominator of which is the number of New SPAC Class A Common Shares deliverable upon exercise of a Warrant as so adjusted. The number of New SPAC Class A Common Shares in the table above shall be adjusted in the same manner and at the same time as the number of New SPAC Class A Common Shares issuable upon exercise of a Warrant.

In no event shall the Warrants be exercisable in connection with a Make-Whole Exercise for more than 0.361 New SPAC Class A Common Shares per whole Warrant (subject to adjustment).

6.3 Date Fixed for, and Notice of, Redemption; Redemption Price. In the event that New SPAC elects to redeem the Warrants pursuant to Sections 6.1 and 6.2 hereof, New SPAC shall fix a date for the redemption (the “Redemption Date”). Notice of redemption shall be transmitted (including, if applicable, through the facilities of DTC) and/or mailed (by first class mail, postage prepaid), by New SPAC not less than thirty (30) days prior to the Redemption Date (the “30-day Redemption Period”) to the Registered Holders of the Warrants to be redeemed at their last addresses as they shall appear on the registration books. Any notice transmitted or mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Registered Holder received such notice. As used in this Agreement, “Redemption Price” shall mean the price per Warrant at which any Warrants are redeemed pursuant to Sections 6.1 or 6.2 hereof.

6.4 Exercise After Notice of Redemption. The Warrants may be exercised, for cash (or, if in connection with a redemption pursuant to Sections 6.2 or 7.4 hereof, on a “cashless basis” in accordance with such section) at any time after notice of redemption shall have been given by New SPAC pursuant to Section 6.3 hereof and prior to the Redemption Date. In the event that New SPAC determines to require all holders of Warrants to exercise their Warrants on a “cashless basis” pursuant to Section 7.4 hereof, the notice of redemption shall contain the information necessary to calculate the number of New SPAC Class A Common Shares to be received upon exercise of the Warrants, including the “Fair Market Value” (as such term is defined in Section 7.4 hereof) in such case. On and after the Redemption Date, the record holder of the Warrants shall have no further rights except to receive, upon surrender of the Warrants, the Redemption Price.

6.5 Exclusion of Private Placement Warrants. New SPAC agrees that the redemption rights provided in Sections 6.1 and 6.2 hereof shall not apply to the Private Placement Warrants if at the time of the redemption such Private Placement Warrants continue to be held by the Purchasers or their Permitted Transferees. However, once such Private Placement Warrants are transferred (other than to Permitted Transferees under Section 2.6 hereof), New SPAC may redeem such Private Placement Warrants pursuant to Sections 6.1 and 6.2 hereof, provided that the criteria for redemption are met, including the opportunity of the holder of such Private Placement Warrants to exercise the Private Placement Warrants prior to redemption pursuant to Section 6.4 hereof. Private Placement Warrants that are transferred to persons other than Permitted Transferees shall upon such transfer cease to be Private Placement Warrants, and shall become Public Warrants under this Agreement.

7. Other Provisions Relating to Rights of Holders of Warrants.

7.1 No Rights as Shareholder. A Warrant does not entitle the Registered Holder thereof to any of the rights of a shareholder of New SPAC, including, without limitation, the right to receive dividends, or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as shareholders in respect of the general meetings of New SPAC or the appointment of directors of New SPAC or any other matter.

7.2 Lost, Stolen, Mutilated or Destroyed Warrants. If any Warrant is lost, stolen, mutilated or destroyed, New SPAC and the Warrant Agent may, absent notice to Warrant Agent that such Warrant has been acquired by a bona fide purchaser, on such terms as to indemnity or otherwise as they may in their discretion impose (which terms shall in all cases include posting of a lost security bond by or on behalf of the Registered Holder holding the Warrant Agent and the Company harmless, and in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination, tenor and date as the Warrant so lost, stolen, mutilated or destroyed. Any such new Warrant shall constitute a substitute contractual obligation of New SPAC, whether or not the allegedly lost, stolen, mutilated or destroyed Warrant shall be at any time enforceable by anyone.

7.3 Reservation of New SPAC Class A Common Shares. New SPAC shall at all times reserve and keep available a number of its authorized but unissued New SPAC Class A Common Shares that shall be sufficient to permit the exercise in full of all outstanding Warrants issued pursuant to this Agreement.

7.4 Registration of New SPAC Class A Common Shares; Cashless Exercise at Company’s Option.

7.4.1 Registration of the New SPAC Class A Common Shares Underlying Public Warrants and Private Placement Warrants. On December [•], 2022, the registration statement on Form F-4 (Commission File No. 333-267830) registering the New SPAC Class A Common Shares issuable upon the exercise of the Warrants was declared effective by the U.S. Securities and Exchange Commission (the “Commission”). New SPAC shall use its best efforts to maintain the effectiveness of such registration statement (and any replacement registration statement filed in respect thereof), and a current prospectus relating thereto, until the expiration of the Warrants in accordance with the provisions of this Agreement. Except as provided in subsection 7.4.2 below, for the avoidance of any doubt, unless and until all of the Warrants have been exercised, New SPAC shall continue to be obligated to comply with its registration obligations under the first three sentences of this subsection 7.4.1.

7.4.2 Cashless Exercise at Company’s Option. If the New SPAC Class A Common Shares are at the time of any exercise of a Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act (or any successor rule), New SPAC may, at its option, (i) require holders of Public Warrants who exercise Public Warrants to exercise such Public Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act (or any successor rule) as described in subsection 7.4.1 above and (ii) in the event New SPAC so elects, New SPAC shall (x) not be required to file or maintain in effect a registration statement for the registration, under the Securities Act, of the New SPAC Class A Common Shares issuable upon exercise of the Warrants, notwithstanding anything in this Agreement to the contrary and (y) use its commercially reasonable efforts to register or qualify the New SPAC Class A Common Shares issuable upon exercise of the Public Warrants under the blue sky laws of the state of residence of the exercising Public Warrant holder to the extent an exemption is not available. To exercise the Warrants on a cashless basis, each Registered Holder would pay the Exercise Price by surrendering the Warrants in exchange for a number of New SPAC Class A Common Shares equal to the lesser of (i) the quotient obtained by dividing (A) the product of (x) the number of the New SPAC Class A Common Shares underlying the Warrants and (y) the excess of the “Fair Market Value” (as defined in this subsection 7.4.2) over the Exercise Price of the Warrants by (B) the Fair Market Value and (ii) the product of the number of Warrants surrendered and 0.361 (subject to adjustment). Solely for purposes of this subsection 7.4.2, the “Fair Market Value” shall mean the average last reported sale price of the New SPAC Class A Common Shares for the ten (10) trading days ending on the trading day prior to the date on which the notice of exercise is received by the Warrant Agent.

8. Concerning the Warrant Agent and Other Matters.

8.1 Payment of Taxes. New SPAC shall from time to time promptly pay all taxes and charges that may be imposed upon New SPAC or the Warrant Agent in respect of the issuance or delivery of New SPAC Class A Common Shares upon the exercise of the Warrants, but neither New SPAC nor the Warrant Agent shall be obligated to pay any transfer taxes in respect of the Warrants or such New SPAC Class A Common Shares, save as expressly stated in this Section 8.1.

8.2 Resignation, Consolidation or Merger of Warrant Agent.

8.2.1 Appointment of Successor Warrant Agent. The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving sixty (60) days’ notice in writing to New SPAC. If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, New SPAC shall appoint in writing a successor Warrant Agent in place of the Warrant Agent. If New SPAC shall fail to make such appointment within a period of thirty (30) days after it has been notified in writing of such resignation or incapacity by the Warrant Agent or by the holder of a Warrant (who shall, with such notice, submit his, her or its Warrant for inspection by New SPAC), then the holder of any Warrant may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Warrant Agent at New SPAC’s cost. Any successor Warrant Agent, whether appointed by New SPAC or by such court, shall be a corporation or other entity organized and existing under the laws of the United States of America, or any state thereof, in good standing and having its principal office in the United States of America, and authorized under such laws to exercise corporate trust or stock transfer powers and subject to supervision or examination by federal or state authority. After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of New SPAC, an instrument transferring to such successor Warrant Agent all the authority, powers and rights of such predecessor Warrant Agent hereunder; and upon request of any successor Warrant Agent New SPAC shall make, execute, acknowledge and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties and obligations.

8.2.2 Notice of Successor Warrant Agent. In the event a successor Warrant Agent shall be appointed, New SPAC shall give notice thereof to the predecessor Warrant Agent and the Transfer Agent for the New SPAC Class A Common Shares not later than the effective date of any such appointment.

8.2.3 Merger or Consolidation of Warrant Agent. Any entity into which the Warrant Agent may be merged or with which it may be consolidated or any entity resulting from any merger or consolidation to which the Warrant Agent shall be a party shall be the successor Warrant Agent under this Agreement without any further act.

8.3 Fees and Expenses of Warrant Agent.

8.3.1 Remuneration. New SPAC agrees to pay the Warrant Agent reasonable compensation for all services rendered by it hereunder in accordance with a fee schedule to be mutually agreed upon and, from time to time, on demand of the Warrant Agent, its reasonable and documented expenses and counsel fees and disbursements and other disbursements incurred in the preparation, negotiation, execution, administration, delivery and amendment of this Agreement and the exercise and performance of its duties hereunder.

8.3.2 Further Assurances. New SPAC agrees to perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Agreement.

8.4 Liability of Warrant Agent.

8.4.1 Reliance on Company Statement. Whenever in the performance of its duties under this Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by New SPAC prior to taking, suffering or omitting to take any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by a Chief Executive Officer, Chief Financial Officer, Secretary or Chairman of the Board of New SPAC and delivered to the Warrant Agent. Such statement shall be full authorization and protection to the Warrant Agent and the Warrant Agent may rely upon, and be held harmless for such reliance, such statement for any action taken or suffered or omitted to be taken by it pursuant to the provisions of this Agreement.

8.4.2 Indemnity. The Warrant Agent shall be liable hereunder only for its own gross negligence, willful misconduct or bad faith (in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction). New SPAC agrees to indemnify the Warrant Agent and save it harmless against any and all liabilities loss, damage, judgment, fine, penalty, claim, demand, settlement, reasonable cost or expense that is paid, incurred or to which it becomes subject, including judgments, costs and reasonable counsel fees, for anything done or omitted by the Warrant Agent for any action taken, suffered or omitted to be taken by the Warrant Agent in connection with the execution, acceptance, administration, exercise and performance of its duties under this Agreement, including the reasonable costs and expenses of defending against any claim of liability arising therefrom, directly or indirectly, or of enforcing its rights under this Agreement, except (i) as a result of the Warrant Agent’s gross negligence, willful misconduct or bad faith (in each case as determined by a final, non-appealable judgment of a court of competent jurisdiction); or (ii) any Tax imposed on or calculated as a result of the net income received or receivable by the Warrant Agent under applicable law. Notwithstanding anything in this Agreement to the contrary, in no event shall the Warrant Agent be liable for special, punitive, incidental, indirect or consequential loss or damage of any kind whatsoever, even if the Warrant Agent has been advised of the likelihood of such loss or damage and regardless of the form of the action. Notwithstanding anything to the contrary herein, any liability, other than liability arising out of or attributable to the Warrant Agent’s gross negligence, willful misconduct or bad faith (in each case as determined by a final, non-appealable judgment of a court of competent jurisdiction) of the Warrant Agent under this Agreement shall be limited to the amount of fees (but not including any reimbursed costs) paid by New SPAC to the Warrant Agent during the twelve (12) months immediately preceding the event for which recovery from the Warrant Agent is being sought.

8.4.3 Exclusions. The Warrant Agent shall have no responsibility with respect to the validity of this Agreement or with respect to the validity or execution of any Warrant (except its countersignature thereof). The Warrant Agent shall not be responsible for any breach by New SPAC of any covenant or condition contained in this Agreement or in any Warrant. The Warrant Agent shall not be responsible to make any adjustments required under the provisions of Section 4 hereof or responsible for the manner, method or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any New SPAC Class A Common Shares to be issued pursuant to this Agreement or any Warrant or as to whether any New SPAC Class A Common Shares shall, when issued, be valid and fully paid and non-assessable.

8.5 Other Rights of the Warrant Agent.

8.5.1 Counsel. The Warrant Agent may consult with legal counsel (who may be legal counsel for New SPAC), and the opinion or advice of such counsel shall be full and complete authorization and protection to the Warrant Agent as to any action taken or omitted by it in accordance with such opinion or advice.

8.5.2 Reliance on Attorneys and Agents. The Warrant Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorney or agents, and the Warrant Agent shall not be answerable or accountable for any act, default, neglect or misconduct of any such attorney or agents or for any loss to New SPAC resulting from any such act, default, neglect or misconduct, absent gross negligence, bad faith or willful misconduct (each as determined by a final non-appealable judgment of a court of competent jurisdiction) in the selection and continued employment thereof.

8.5.3 Company Instructions. The Warrant Agent may rely on and shall be held harmless and protected and shall incur no liability for or in respect of any action taken, suffered or omitted to be taken by it in reliance upon any certificate, statement, instrument, opinion, notice, letter, facsimile transmission, or other document, or any security delivered to it, and believed by it to be genuine and to have been made or signed by the proper party or parties, or upon any written instructions or statements from New SPAC with respect to any matter relating to its acting as Warrant Agent hereunder.

8.5.4 No Risk of Own Funds. The Warrant Agent shall not be obligated to expend or risk its own funds or to take any action that it believes would expose or subject it to expense or liability or to a risk of incurring expense or liability, unless it has been furnished with assurances of repayment or indemnity satisfactory to it.

8.5.5 Opinion of Counsel. New SPAC shall provide an opinion of counsel reasonably satisfactory to the Warrant Agent prior to the effective date of this Warrant Agreement which shall state that all Warrants are: (1) registered under the Securities Act of 1933, as amended, or are exempt from such registration, and all appropriate state securities law filings have been made with respect to the warrants; and (2) validly issued, fully paid and non-assessable.

8.5.6 Bank Accounts. All funds received by Computershare under this Agreement that are to be distributed or applied by Computershare in the performance of services hereunder (the “Funds”) shall be held by Computershare as agent for New SPAC and deposited in one or more bank accounts to be maintained by Computershare in its name as agent for New SPAC and shall distribute or apply, as applicable, such Funds in accordance with the terms and conditions herein. Computershare shall have no responsibility or liability for any diminution of the Funds that may result from any deposit made by Computershare in accordance with this paragraph, including any losses resulting from a default by any bank, financial institution or other third party. Computershare may from time to time receive interest, dividends or other earnings in connection with such deposits. Computershare shall not be obligated to pay such interest, dividends or earnings to New SPAC, any holder or any other party.

8.5.7 Pecuniary Interest. The Warrant Agent and any stockholder, director, officer or employee of the Warrant Agent may buy, sell or deal in any of the Warrants or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not Warrant Agent under this Warrant Agreement. Nothing herein shall preclude the Warrant Agent from acting in any other capacity for the Company or for any other legal entity.

8.5.8 Share Delivery. The Warrant Agent shall deliver Warrant Shares upon transfer or exercise of the Warrants as soon as commercially practicable, and the Warrant Agent shall incur no liability for the Company’s failure to timely deliver Warrant Shares pursuant to the terms of the Warrant Certificate, nor shall the Warrant Agent be liable for any liquidated damages or any other damages associated therewith.

8.6 Acceptance of Agency. The Warrant Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the express terms and conditions herein set forth and among other things, shall account promptly to New SPAC with respect to Warrants exercised and concurrently account for, and pay to New SPAC, all monies received by the Warrant Agent for the purchase of New SPAC Class A Common Shares through the exercise of the Warrants.

8.7 Survival. The obligations of New SPAC under this Section 8 shall survive the termination of this Agreement, the resignation, replacement or removal of the Warrant Agent and the exercise, termination and expiration of the Warrant.

8.8 Delivery of Exercise Price. The Warrant Agent shall forward funds received for warrant exercises in a given month by the 5th Business Day of the following month by wire transfer to an account designated by New SPAC.

8.9 Confidentiality. The Warrant Agent and New SPAC agree that all books, records, information and data pertaining to the business of the other party, including inter alia, personal, non-public warrant holder information, which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement including the fees for services shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law, including, without limitation, pursuant to (i) subpoenas from state or federal government authorities (e.g., in divorce and criminal actions) or (ii) securities law disclosure rule or disclosure rules of the Commission or any stock exchange. However, each party hereto may disclose relevant aspects of the other party’s confidential information to its officers, affiliates, employees and advisors to the extent reasonably necessary to perform its duties and obligations hereunder.

9. Miscellaneous Provisions.

9.1 Successors. All the covenants and provisions of this Agreement by or for the benefit of New SPAC or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

9.2 Notices. Any notice, statement or demand authorized by this Agreement to be given or made by the Warrant Agent or by the holder of any Warrant to or on New SPAC shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by New SPAC with the Warrant Agent), as follows:

Hammerhead Energy Inc.

2700, 525-8th Avenue SW

Calgary, Alberta T2P 1G1

Attention: [Scott Sobie, President and Chief Executive Officer]

Email: [SSobie@hhres.com]

with a copy to:

Burnet, Duckworth & Palmer LLP

2400, 525-8th Avenue SW

Calgary, Alberta T2P 1G1

Attention: [Bill Maslechko; Lindsay Cox]

Email: [wsm@bdplaw.com; lpc@bdplaw.com]

and

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019

Attention: [Adam M. Givertz; Ian M. Hazlett]

Email: [agivertz@paulweiss.com; ihazlett@paulweiss.com]

Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Warrant or by New SPAC to or on the Warrant Agent shall be in writing sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with New SPAC), as follows:

Computershare Inc.

Computershare Trust Company, N.A.

150 Royall Street

Canton, MA 02021

Attention: Client Services

9.3 Applicable Law. The validity, interpretation, and performance of this Agreement and of the Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. New SPAC hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement, including under the Securities Act, shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive; provided, however, that the foregoing shall not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. New SPAC hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

9.4 Persons Having Rights under this Agreement. Nothing in this Agreement shall be construed to confer upon, or give to, any person or entity other than the parties hereto and the Registered Holders of the Warrants any right, remedy or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise or agreement hereof. All covenants, conditions, stipulations, promises and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns and of the Registered Holders of the Warrants.

9.5 Examination of the Warrant Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent designated for such purposes for inspection by the Registered Holder of any Warrant. The Warrant Agent may require any such holder to submit such holder’s Warrant for inspection by the Warrant Agent.

9.6 Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

9.7 Effect of Headings. The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

9.8 Amendments. This Agreement may be amended by the parties hereto without the consent of any Registered Holder for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision contained herein or adding or changing any other provisions with respect to matters or questions arising under this Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the Registered Holders. All other modifications or amendments, including any amendment to increase the Warrant Price or shorten the Exercise Period and any amendment to the terms of only the Private Placement Warrants, shall require the vote or written consent of the Registered Holders of 50% of the then outstanding Public Warrants; provided that if an amendment adversely affects the Private Placement Warrants in a different manner than the Public Warrants or vice versa, then the vote or written consent of the Registered Holders of 65% of the Public Warrants and 65% of the Private Placement Warrants, voting as separate classes, shall be required. Notwithstanding the foregoing, New SPAC may lower the Warrant Price or extend the duration of the Exercise Period pursuant to Sections 3.1 and 3.2, respectively, without the consent of the Registered Holders. No amendment to this Agreement shall be effective unless duly executed by the Warrant Agent. As a condition precedent to the execution by the Warrant Agent of this Agreement, New SPAC shall deliver a certificate from an authorized signatory which states that the proposed amendment is in compliance with the terms of this Section 9.8.

9.9 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable; provided, however, that if any excluded provision shall materially affect the rights, immunities, liabilities, duties or obligations of the Warrant Agent, the Warrant Agent shall be entitled to resign immediately upon written notice to New SPAC.

9.10 Force Majeure. Notwithstanding anything to the contrary contained herein, the Warrant Agent shall not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, epidemics, pandemics, shortage of supply, breakdowns or malfunctions, interruptions or malfunctions of any utilities, communications, or computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war or civil unrest.

9.11 Entire Agreement. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. Notwithstanding anything to the contrary contained in this Agreement, in the event of any inconsistency between any provision in this Agreement, and any provision in a Warrant Certificate, as it may from time to time be amended, the terms of such Warrant Certificate shall control; provided, however, that the express terms of this Agreement shall control and supersede any provision in a Warrant Certificate concerning the rights, duties, obligations, protections, immunities and liability of the Warrant Agent.

Exhibit A — Form of Warrant Certificate

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

HAMMERHEAD ENERGY INC.

By:
Name:
Title:

COMPUTERSHARE INC.
COMPUTERSHARE TRUST COMPANY, N.A., as Warrant Agent

By:
Name:
Title:

[Signature Page to the Warrant Agreement]

EXHIBIT A

[Form of Warrant Certificate]

[FACE]

Number

Warrants

THIS WARRANT SHALL BE NULL AND VOID IF NOT EXERCISED PRIOR TO

THE EXPIRATION OF THE EXERCISE PERIOD PROVIDED FOR

IN THE WARRANT AGREEMENT DESCRIBED BELOW

HAMMERHEAD ENERGY INC.

Incorporated Under the Laws of the Province of Alberta

CUSIP [                ]

Warrant Certificate

This Warrant Certificate certifies that                 , or registered assigns, is the registered holder of                  warrant(s) evidenced hereby (the “Warrants” and each, a “Warrant”) to purchase Class A common shares (“Class A Common Shares”) in the authorized share capital of Hammerhead Energy Inc., an Alberta corporation (the “Company” or “New SPAC”). Each Warrant entitles the holder, upon exercise during the period set forth in the Warrant Agreement referred to on the reverse hereof, to receive from the Company that number of fully paid and non-assessable Class A Common Shares as set forth below, at the exercise price (the “Exercise Price”) as determined pursuant to the Warrant Agreement, payable by certified or official bank check payable to New SPAC (or through “cashless exercise” as provided for in the Warrant Agreement) upon surrender of this Warrant Certificate and payment of the Exercise Price at the office or agency of the Warrant Agent referred to below, subject to the conditions set forth herein and in the Warrant Agreement. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.

Each whole Warrant is initially exercisable for one fully paid and non-assessable Class A Common Share. The number of Class A Common Shares issuable upon exercise of the Warrants is subject to adjustment upon the occurrence of certain events as set forth in the Warrant Agreement.

The initial Exercise Price is equal to $11.50 per Class A Common Share. The Exercise Price is subject to adjustment upon the occurrence of certain events as set forth in the Warrant Agreement.

Subject to the conditions set forth in the Warrant Agreement, the Warrants may be exercised only during the Exercise Period and to the extent not exercised by the end of such Exercise Period, such Warrants shall become void.

Reference is hereby made to the further provisions of this Warrant Certificate set forth on the reverse hereof and such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Warrant Certificate shall not be valid unless countersigned by the Warrant Agent, as such term is used in the Warrant Agreement.

This Warrant Certificate shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to conflicts of laws principles thereof.

HAMMERHEAD ENERGY INC.

By:
Name:
Title:

COMPUTERSHARE INC.
COMPUTERSHARE TRUST COMPANY, N.A., as Warrant Agent

By:
Name:
Title:

[Form of Warrant Certificate]

[Reverse]

The Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of Warrants entitling the holder on exercise to receive Class A Common Shares and are issued or to be issued pursuant to the Amended and Restated Warrant Agreement dated as of                 , 2023 (the “Warrant Agreement”), duly executed and delivered by the Company to Computershare Inc., a Delaware corporation, and its affiliate Computershare Trust Company, N.A., a federally chartered trust company, as warrant agent (collectively, the “Warrant Agent”), which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Warrant Agent, New SPAC and the holders (the words “holders” or “holder” meaning the Registered Holders or Registered Holder, respectively) of the Warrants. A copy of the Warrant Agreement may be obtained by the holder hereof upon written request to New SPAC. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.

Warrants may be exercised at any time during the Exercise Period set forth in the Warrant Agreement. The holder of Warrants evidenced by this Warrant Certificate may exercise them by surrendering this Warrant Certificate, with the form of election to purchase set forth hereon properly completed and executed, together with payment of the Exercise Price as specified in the Warrant Agreement (or through “cashless exercise” as provided for in the Warrant Agreement) at the principal corporate trust office of the Warrant Agent. In the event that upon any exercise of Warrants evidenced hereby the number of Warrants exercised shall be less than the total number of Warrants evidenced hereby, there shall be issued to the holder hereof or his, her or its assignee, a new Warrant Certificate evidencing the number of Warrants not exercised.

Notwithstanding anything else in this Warrant Certificate or the Warrant Agreement, no Warrant may be exercised unless at the time of exercise (i) a registration statement covering the Class A Common Shares to be issued upon exercise is effective under the Securities Act and (ii) a prospectus thereunder relating to the Class A Common Shares is current, except through “cashless exercise” as provided for in the Warrant Agreement.

The Warrant Agreement provides that upon the occurrence of certain events the number of Class A Common Shares issuable upon exercise of the Warrants set forth on the face hereof may, subject to certain conditions, be adjusted. If, upon exercise of a Warrant, the holder thereof would be entitled to receive a fractional interest in an a Class A Common Share, the Company shall, upon exercise, round down to the nearest whole number of Class A Common Shares to be issued to the holder of the Warrant.

Warrant Certificates, when surrendered at the principal corporate trust office of the Warrant Agent by the Registered Holder thereof in person or by legal representative or attorney duly authorized in writing, may be exchanged, in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor evidencing in the aggregate a like number of Warrants.

Upon due presentation for registration of transfer of this Warrant Certificate at the office of the Warrant Agent a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee(s) in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement, without charge except for any tax or other governmental charge imposed in connection therewith.

New SPAC and the Warrant Agent may deem and treat the Registered Holder(s) hereof as the absolute owner(s) of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the holder(s) hereof, and for all other purposes, and neither New SPAC nor the Warrant Agent shall be affected by any notice to the contrary. Neither the Warrants nor this Warrant Certificate entitles any holder hereof to any rights of a shareholder of New SPAC.

Election to Purchase

(To Be Executed Upon Exercise of Warrant)

The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, to receive                  Class A Common Shares and herewith tenders payment for such Class A Common Shares to the order of Hammerhead Energy Inc. (the “Company”) in the amount of $                 in accordance with the terms hereof. The undersigned requests that the register of members of the Company be updated to reflect the issuance of such Class A Common Shares and a certificate for such Class A Common Shares be registered in the name of                 , whose address is                  and that such Class A Common Shares be delivered to                  whose address is                 . If said number of Class A Common Shares is less than all of the Class A Common Shares purchasable hereunder, the undersigned requests that a new Warrant Certificate representing the remaining balance of such Class A Common Shares be registered in the name of                 , whose address is                  and that such Warrant Certificate be delivered to                 , whose address is                 .

In the event that the Warrant has been called for redemption by the Company pursuant to Section 6.2 of the Warrant Agreement and the undersigned elects to exercise its Warrant pursuant to a Make-Whole Exercise, the number of Class A Common Shares that this Warrant is exercisable for shall be determined in accordance with Section 6.2 of the Warrant Agreement.

In the event that the Warrant is a Private Placement Warrant that is to be exercised on a “cashless” basis pursuant to subsection 3.3.1(c) of the Warrant Agreement, the number of Class A Common Shares that this Warrant is exercisable for shall be determined in accordance with subsection 3.3.1(c) of the Warrant Agreement.

In the event that the Warrant is to be exercised on a “cashless” basis pursuant to Section 7.4 of the Warrant Agreement, the number of Class A Common Shares that this Warrant is exercisable for shall be determined in accordance with Section 7.4 of the Warrant Agreement.

In the event that the Warrant may be exercised, to the extent allowed by the Warrant Agreement, through cashless exercise (i) the number of Class A Common Shares that this Warrant is exercisable for would be determined in accordance with the relevant section of the Warrant Agreement which allows for such cashless exercise; (ii) the holder hereof hereby undertakes to pay on demand the relevant aggregate nominal value for the Class A Common Shares to be issued, and (iii) the holder hereof shall complete the following: The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, through the cashless exercise provisions of the Warrant Agreement, to receive                Class A Common Shares. If said number of Class A Common Shares is less than all of the Class A Common Shares purchasable hereunder (after giving effect to the cashless exercise), the undersigned requests that a new Warrant Certificate representing the remaining balance of such Class A Common Shares be registered in the name of                 , whose address is                  and that such Warrant Certificate be delivered to                 , whose address is                 .

[Signature Page Follows]

Date:

(Signature)

(Address)

(Tax Identification Number)

Signature Guaranteed:

THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO SEC RULE 17Ad-15 (OR ANY SUCCESSOR RULE)) UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.